                                                                    EXHIBIT 2.01
                     AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "Agreement") is entered into as of May 21, 1999, by and among Optical Networks, Incorporated, a California corporation ("Acquirer"), Object-Mart, Inc., a California corporation ("Target") and, only with respect to Sections 10 and 11 (including 11.8), Arimilli V. Rao ("Principal Shareholder").

                                   RECITALS

     A. The parties intend that, subject to the terms and conditions of this Agreement, a new Delaware corporation that will be organized as a wholly-owned subsidiary of Acquirer ("Newco") will merge with and into Target in a reverse triangular merger (the "Merger"), with Target to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and an Agreement of Merger substantially in the form described on Exhibit A (the
                                                           ---------
"Agreement of Merger") and the applicable provisions of the laws of the States of California and Delaware. Upon the effectiveness of the Merger, all the outstanding capital stock of Target ("Target Stock") will be converted into capital stock of Acquirer ("Acquirer Stock") and the right to receive cash from Acquirer as provided in this Agreement and the Agreement of Merger.

     B. The Merger will be a taxable transaction for the shareholders of Target under the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.   PLAN OF REORGANIZATION

          1.1  The Merger.  Subject to the terms and conditions of this
               ----------
Agreement, Newco will be merged with and into Target pursuant to this Agreement and the Agreement of Merger and in accordance with applicable provisions of the laws of the States of California and Delaware as follows:

               1.1.1  Conversion of Shares.  Each share of Target Common Stock
                      --------------------
("Target Common Stock") issued and outstanding immediately prior to the filing of the Agreement of Merger with the Secretaries of State of California and Delaware (the "Effective Time"), other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive (i) a fraction, the numerator of which is 1,142,328 and the denominator of which is the fully diluted (assuming conversion of all outstanding convertible securities and full exercise of all outstanding options, warrants or similar rights at the time of the closing of the Merger (the "Closing")) number of shares of common stock of Target (the "Applicable Fraction") of a fully paid and nonassessable share of Acquirer common stock ("Acquirer Common Stock") and (ii) $3,081,650 divided by the fully diluted (assuming conversion of all outstanding convertible securities and full exercise of all outstanding options, warrants or similar rights at the time of Closing) number of shares of common stock of Target (the "Per Share Cash Amount").

               1.1.2  Adjustments for Capital Changes.  If prior to the Merger
                      -------------------------------
Acquirer recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Acquirer Common Stock into which the Target shares are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Target shares and the holders of Acquirer shares.

               1.1.3  Dissenting Shares.  Holders of shares of Target Stock
                      -----------------
who have complied with all requirements for perfecting shareholders' rights of appraisal, as set forth in Chapter 13 of the California Corporations Code ("California Law"), shall be entitled to their rights under the California Law with respect to such shares ("Dissenting Shares").

          1.2  Fractional Shares.  No fractional shares of Acquirer Common
               -----------------
Stock will be issued in connection with the Merger, but in lieu thereof each holder of Target Stock who would otherwise be entitled to receive a fraction of a share of Acquirer Common Stock will receive from Acquirer, promptly after the Effective Time, an amount of cash equal to the per share market value of Acquirer Common Stock as determined in good faith by Acquirer's Board of Directors as of the date of the Closing multiplied by the fraction of a share of Acquirer Common Stock to which such holder would otherwise be entitled.

          1.3  Effects of the Merger.  At the Effective Time:  (a) the separate
               ---------------------
existence of Newco will cease and Newco will be merged with and into Target, and Target will be the surviving corporation, pursuant to the terms of the Agreement of Merger, (b) the Articles of Incorporation and Bylaws of Target will continue unchanged to be the Articles of Incorporation and Bylaws of the surviving corporation and shall be amended and restated in accordance with the Agreement of Merger, (c) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted into one (1) outstanding share of the surviving corporation, (d) the directors and officers of Newco immediately prior to the Effective Time will become the directors and officers of the surviving corporation, (e) each share of Target Stock outstanding immediately prior to the Effective Time will be converted as provide in Section 1.1, and (f) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

          1.4  Further Assurances.  Target agrees that if, at any time before or
               ------------------
after the Effective Time, Acquirer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Acquirer title to any property or rights of Target, Acquirer and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Acquirer and otherwise to carry out the purpose of this Agreement, in the name of Target or otherwise; provided that the effectiveness of any such documents or actions shall be subject to the completion of the Closing of the Merger.

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          1.5  Purchase Accounting.  The parties intend that the Merger be
               -------------------
treated as a purchase for accounting purposes.

          1.6  Legends; Right of First Offer.  Section 8.7 of Acquirer's Bylaws
               -----------------------------
provides a right of first offer in favor of Acquirer in the event of a proposed transfer of shares of Acquirer's capital stock by a shareholder. It is understood that the certificates evidencing the shares of Acquirer Common Stock issued pursuant to this Agreement will bear the legends set forth below:

               (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

               (b) THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER INCLUDING A RIGHT OF FIRST OFFER HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE BYLAWS OF THE ISSUER, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST OFFER ARE BINDING ON TRANSFEREES OF THESE SHARES.

     2.   REPRESENTATIONS AND WARRANTIES OF TARGET

          Target hereby represents and warrants that, on the date hereof, except as set forth on the Target Schedule of Exceptions delivered to Acquirer herewith as Exhibit 2.0:
   -----------

          2.1  Organization and Good Standing.  Target and each of its
               ------------------------------
subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present or expected operations or financial condition.

          2.2  Power, Authorization and Validity.
               ---------------------------------

               2.2.1 Target has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Target is or will be a party that are required to be executed pursuant to this Agreement (the "Target Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Target Ancillary Agreements have been duly and validly approved and authorized by Target's Board of Directors.

               2.2.2 No filing, authorization, consent or approval, governmental or otherwise, is necessary to enable Target to enter into, and to perform its obligations under, this Agreement and the Target Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the California and Delaware Secretaries of State, and the filing of appropriate documents with the relevant authorities of other states in which Target is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, and (c) the approval of the Target shareholders of the transactions contemplated hereby.

               2.2.3 This Agreement and the Target Ancillary Agreements are, or when executed by Target will be, valid and binding obligations of Target enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the California and Delaware Secretaries of State.

          2.3  Capitalization.  As of the date of this Agreement, the authorized
               --------------
capital stock of Target consists of 10,000,000 shares of Common Stock, no par value, of which 2,826,000 shares are issued and outstanding. An aggregate of 1,000,000 shares of Target Common Stock are reserved and authorized for issuance pursuant to Target's 1998 Stock Option Plan for Employees and Consultants (the "Target Plan"), of which options to purchase a total of 917,500 shares of Target Common Stock are outstanding. As of immediately prior to the Closing, the authorized capital stock of Target will consist of 10,000,000 shares of Common Stock, of which 3,622,000 shares will be issued and outstanding. On the Closing Date (as defined in Section 6.1), no shares of Target Common Stock will be reserved or authorized for issuance pursuant to the Target Plan and no options to purchase shares of Target Common Stock will be outstanding. All issued and outstanding shares of Target Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not, to the best of Target's knowledge, subject to any right of rescission, and have been offered, issued, sold and delivered by Target in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Target Stock and options to purchase Target Stock, and the number of shares, options held by each has been delivered by Target to Acquirer herewith as Exhibit 2.3. All persons granted
                                            -----------
options under the Target Plan were, at the time of grant and all time while the grant was outstanding, directors, officers, employees and/or consultants of Target. To the best of Target's knowledge, all Target shareholders have good, valid and marketable title to the issued and outstanding Target Stock held by such shareholders, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, and have full right, capacity and authority to vote such Target Stock in favor of the Merger and the other transactions contemplated by the Agreement. Except as set forth in this Section, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Target's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of Target Stock or obligating Target to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. The Target is not a party to, and to the

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best of its knowledge is not aware of, any arrangements or agreements respecting the voting of any of its securities or imposing rights of first refusal or other restrictions with respect to such securities (other than normal restrictions on transfer under applicable federal and state securities laws). Target is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued.

          2.4  Subsidiaries.  Except for the subsidiaries of Target listed on
               ------------
 Exhibit 2.0 (collectively the "Subsidiaries" and each a "Subsidiary"), each of which is wholly-owned by Target, Target does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

          2.5  No Violation of Existing Agreements.  Neither the execution and
               -----------------------------------
delivery of this Agreement nor any Target Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of Target or any Subsidiary, as currently in effect, (b) in any material respect, any material instrument or contract to which Target or any Subsidiary is a party or by which Target or any Subsidiary is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, to the best of Target's knowledge, statute, rule or regulation applicable to Target or any Subsidiary or their respective assets or properties. The consummation of the Merger and the transfer to Acquirer of all material rights, licenses, franchises, leases and agreements of Target and each Subsidiary will not require the consent of any third party, pursuant to the agreements referred to in clause
(b) of the foregoing sentence.

          2.6  Litigation.  There is no action, proceeding, claim or
               ----------
investigation pending against Target or any Subsidiary before any court or administrative agency that if determined adversely to Target or any Subsidiary may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Target or any Subsidiary, nor, to the best of Target's knowledge, has any such action, proceeding, claim or investigation been threatened. There is, to the best of Target's knowledge, no reasonable basis for any shareholder or former shareholder of Target, or any other person, firm, corporation, or entity, to assert a claim against Target or Acquirer based upon: (a) ownership or rights to ownership of any shares of Target Stock (except for dissenter's rights with respect to shares of Acquirer Common Stock issuable by virtue of the Merger), (b) any rights as a Target shareholder, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among Target and its shareholders.

          2.7  Taxes.  Target and each of its Subsidiaries has filed all
               -----
federal, state, local and foreign tax returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither Target nor any Subsidiary is delinquent in the payment of any tax or is delinquent in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, assessed or, to the best of Target's knowledge, proposed. No tax return of Target or any Subsidiary has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For

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the purposes of this Section, the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

          2.8  Target Financial Statements.  Target has delivered to Acquirer as
               ---------------------------
Exhibit 2.8 Target's balance sheet as of May 17, 1999 (the "Balance Sheet") and
-----------
profit and loss statement for the period from January 1, 1999 through May 17, 1999 (collectively the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of Target, (b) have been prepared in good faith and fairly present the financial condition of Target at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared on a consistent basis. Target has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements, except for those that may have been incurred after the date of the Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.

          2.9  Title to Properties.  Target has good and marketable title to
               -------------------
all of its assets as shown on the Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Target or any Subsidiary is a party are fully effective and afford Target or the Subsidiary peaceful and undisturbed possession of the subject matter of the lease. Neither Target nor any Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), or has received any notice of violation with which it has not complied.

          2.10 Absence of Certain Changes.  Since the date of the Balance Sheet,
               --------------------------
there has not been with respect to Target or any Subsidiary:

               (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon;

               (b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

               (c) any mortgage, encumbrance or lien placed on any of the properties thereof;

               (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

               (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business;

               (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

               (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

               (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

               (i) any change with respect to the management, supervisory or other key personnel thereof;

               (j) any payment or discharge of a material lien or liability thereof which lien was not either shown on the Balance Sheet or incurred in the ordinary course of business thereafter; or

               (k) any obligation or liability incurred thereby to any of its officers, directors or shareholders or any loans or advances made thereby to any of its officers, directors or shareholders except normal compensation and expense allowances payable to officers.

          2.11 Contracts and Commitments.  Except as set forth on Exhibit 2.11
               -------------------------
delivered to Acquirer herewith, neither Target nor any Subsidiary has any oral or written contract, obligation, agreement, plan, lease, instrument, arrangement, license or commitment which is material to the business of Target or any Subsidiary, including, but not limited to any:

               (a) Contract, obligation or commitment providing for payments by or to Target or any Subsidiary in an aggregate amount of $5,000 or more;

               (b) License agreement as licensor or licensee (except for standard non-exclusive hardware and software licenses granted to end-user customers in the ordinary course of business a list or written description of which has been provided to Acquirer's counsel);

               (c)  Agreement for the lease of real or personal property;

               (d) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

               (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements;

               (f) Contract containing covenants purporting to limit Target's or any Subsidiary's freedom to compete in any line of business in any geographic area;

               (g) Contract, obligation or commitment providing for any stock redemption.

               (h) Equipment financing or lease agreement, or franchise agreement.

     A copy of each agreement or document listed on Exhibit 2.11 has been delivered to Acquirer or its counsel. All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed on Exhibit 2.11 are valid and in full force and effect. Neither Target nor any Subsidiary is in default in any material respect under any contract, obligation, agreement, plan, lease, instrument, arrangement, license or commitment listed on Exhibit 2.11 or that is otherwise material to the business of Target or a Subsidiary. Neither Target nor any Subsidiary is a party to any contract or arrangement which has had or could reasonably be expected to have a material adverse effect on its business. Neither Target nor any Subsidiary has any material liability for renegotiation of government contracts or subcontracts, if any.

          2.12 Intellectual Property.  Target owns or has the right to use all
               ---------------------
Intellectual Property Rights (as defined below) required for the conduct of its business as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Target IP Rights") and Target's rights to use, sell or license the Target IP Rights are reasonably sufficient for the conduct of such business. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Target IP Right (the "Target IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Target IP Right or materially impair the right of Target or any Subsidiaries to use, sell or license any Target IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Target to any person by reason of the ownership, use, license, sale or disposition of the Target IP Rights (other than as set forth in the Target IP Rights Agreements listed in Exhibit 2.12). Neither the manufacture, marketing, license, sale or
          ------------
intended use of any product currently licensed or sold by Target or any of the Target Subsidiaries or currently under development by Target or any of the Target Subsidiaries violates any license or agreement between Target or any of the Target Subsidiaries and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the best of Target's knowledge, threatened, claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Target IP Right nor is there any basis for any such claim, nor has Target received any notice asserting that any Target IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Target, is there any basis for any such assertion. Target has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Target IP Rights. All officers, employees and consultants of Target and each Subsidiary have executed and delivered to Target or the Subsidiary an agreement regarding the protection of proprietary information and the assignment to Target or the Subsidiary of all Intellectual Property Rights arising from the services performed for Target or the Subsidiary by such persons. Copies of the form of all such agreements have been delivered to Acquirer or its counsel. Exhibit 2.12 contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Target to perfect or protect its interest in Target IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and service marks. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

          2.13 Compliance with Laws.  Target and each of its Subsidiaries has
               --------------------
complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (except to the extent failure of Target to comply with any of the foregoing would not have a material adverse effect on its assets, properties, or business as presently conducted), including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment, employment practices, wages, hours, and terms and conditions of employment and
(iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. Each of Target and the Subsidiaries has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business, except to the extent failure to obtain any such permit or approval, or to make such filings, would not, individually or in the aggregate, have a material adverse affect on Target's assets, properties, or business as presently conducted. There are no legal or administrative proceedings or investigations pending or, to the best of Target's knowledge, threatened, that, if enacted or determined adversely to Target or any Subsidiary, would result in any adverse change in the present or future operations or financial condition thereof.

          2.14 Certain Transactions and Agreements.  No officer or director of
               -----------------------------------
Target or any Subsidiary or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directory or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to Target or any Subsidiary any goods, technology, property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets or other property rights or services; (ii) any person or entity that competes with Target (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded), or (iii) any contract, agreement or informal arrangement to which Target or any Subsidiary is a party or by which it may be bound or affected, except for normal compensation for services as an officer, director, employee or consultant thereof.

          2.15.  Employees, ERISA and Other Compliance.
                 -------------------------------------

                 2.15.1 Neither Target nor any Subsidiary has any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                 2.15.2 Neither Target nor any Subsidiary (i) has ever been or is now subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has any current labor disputes. Target and each of its Subsidiaries has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have an adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

                 2.15.3  ERISA Plans.  Exhibit 2.15.3 identifies (i) each
                         -----------   --------------
"employee benefit plan," as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between Target or any Subsidiary and any employee of Target or any Subsidiary, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Target or any Subsidiary under which Target or any Subsidiary or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "Target Employee Plans"). For purposes of this Section 2.15, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or
(C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Target or any Subsidiary. A list of all Target Employee Plans has been delivered to Acquirer or its counsel. The Company does not have any Target Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "Target Pension Plans"). All contributions due from Target or any Subsidiary with respect to any of the Target Employee Plans have been made as required under ERISA or have been accrued on Target's or any such Target Subsidiary's Financial Statements. Each Target Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Target Employee Plans.

               2.15.4  Exhibit 2.15.4 lists each employment, severance or
                       --------------
other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to, as the case may be, by Target or any Subsidiary and covers any employee or former employee of Target or any Subsidiary. Such contracts, plans and arrangements as are described in this Section 2.15.4 are herein referred to collectively as the "Target Benefit Arrangements." Each Target Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Target Benefit Arrangement. Target has delivered to Acquirer or its counsel a complete and correct copy or description of each Target Benefit Arrangement.

               2.15.5 Exhibit 2.15.5 lists each amendment to, written interpretation or announcement (whether or not written) by Target or any Subsidiary relating to, or change in employee participation or coverage under, any Target Benefit Arrangement that would increase the expense of maintaining such Target Employee Plan or Target Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

               2.15.6 Target has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no Tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Target or any Subsidiary.

               2.15.7 No benefit payable or which may become payable by Target or any Subsidiary pursuant to any Target Employee Plan or any Target Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

               2.15.8 Target and each Target Subsidiary is in compliance in all respects with all contracts relating to employment, including, but not limited to, employee compensation matters. To the best of Target's knowledge, no employee of Target or any Subsidiary is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject Target or any Subsidiary to any liability.

               2.15.9 A list of all employees, officers and consultants of Target and the Subsidiaries and their current compensation is set forth on
Exhibit 2.15.9, which has been delivered to Acquirer.
--------------

               2.15.10 Except as set forth on Exhibit 2.15.10, neither Target nor any Subsidiary is a party to any (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Target in the nature of any of the transactions contemplated by this Agreement and the Agreement of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Agreement of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Agreement of Merger.

               2.15.11 All of the employees of Target and its subsidiaries are legally permitted to be employed by Target and its subsidiaries in the United States in their current job capacities. Target and each of its subsidiaries have reviewed, and has in its personnel records, a completed a Form I-9 for each employee. To the extent that such Forms I-9 are incomplete or missing, Target and its subsidiaries have reviewed and made record of any documentation necessary to confirm that each employee is legally entitled to seek or engage in employment in the United States. Target is in compliance with all of the United States Department of Labor's labor condition application regulations, except to the extent that non-compliance would not have a material effect on Target's business, result in a material penalty or result in the invalidity of visas held by its employees. This includes the creation, update and maintenance of the public access file required by Department of Labor regulations and the creation and updating of private wage memos for each non-immigrant employed and previously employed by Target. Target has no obligation to provide any notification to any governmental authority as a result of the Merger.

          2.16 Corporate Documents.  Target has made available to Acquirer for
               -------------------
examination all documents and information listed in the Target Schedule of Exceptions or other Exhibits called for by this Agreement which have been requested by Acquirer's legal counsel, including, without limitation, the following: (a) copies of Target's Articles of Incorporation and Bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Target, or any securities of Target, and all applications for such permits, orders, and consents.

          2.17  No Brokers.  Neither Target nor the Principal Shareholder is
                ----------
obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

          2.18  Disclosure.  Neither this Agreement, its exhibits and schedules,
                ----------
nor any of the certificates or documents to be delivered by Target to Acquirer under this Agreement, taken together, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

          2.19  Information Supplied.  None of the information supplied or to be
                --------------------
supplied by Target for inclusion in an Application for Qualification of Securities (the "Permit Application"), under the California Securities Law of 1968 (the "California Securities Law"), or any solicitation of written consent of the shareholders for the Merger (the "Notice Materials"), at the date such information is supplied and at the time of written consent of the shareholders approving the Merger is solicited or received, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Permit Application, at the time the Permit is issued, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          2.20  Books and Records.
                -----------------

                2.20.1 The books, records and accounts of Target and its Subsidiaries (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Target, and (d) accurately and fairly reflect the basis for the Financial Statements.

                2.20.2 Target has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of Target is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          2.21  Insurance.  Target and its Subsidiaries maintain and at all
                ---------
times during the prior three years have maintained fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

          2.22  Environmental Matters.
                ---------------------

                2.22.1 To the best of Target's knowledge, during the period that Target and Subsidiary have leased or owned their respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. Target has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Target or any Subsidiary having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

                2.22.2 To the best of Target's knowledge, none of the properties or facilities of Target or any Subsidiary is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Target or any Subsidiary have owned or leased their respective properties and facilities, neither Target nor any Subsidiary nor, to Target's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

                2.22.3 During the time that Target or any Subsidiary have owned or leased their respective properties and facilities, there has been no litigation brought or threatened against Target or any Subsidiary by, or any settlement reached by Target or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

          2.23  Cash Balance.  As of the date of this Agreement, (i) the cash
                ------------
balance in the Target's bank accounts is $1,149,600, (ii) the invoice amount of all completed work, which has actually been invoiced, but which has not been collected or determined to be uncollectable, and expected collectable accounts receivable as of May 31, 1999 for work completed prior to such date that Target has not invoiced as of this date, less anticipated expenses is $659,050, and
(iii) the estimated proceeds from option exercises is $248,000.

     3.   REPRESENTATIONS AND WARRANTIES OF ACQUIRER

          Acquirer hereby represents and warrants, that:

          3.1   Organization and Good Standing.  Acquirer is a corporation duly
                ------------------------------
organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present or expected operations or financial condition. Acquirer has no subsidiaries, except Newco.

          3.2   Power, Authorization and Validity.
                ---------------------------------

                3.2.1 Acquirer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Acquirer is or will be a party that are required to be executed pursuant to this Agreement (the "Acquirer Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements have been duly and validly approved and authorized by Acquirer's Board of Directors.

                3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Acquirer to enter into, and to perform its obligations under, this Agreement and the Acquirer Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the California and Delaware Secretaries of State, the recording of the Agreement of Merger in the office of the Recorder of the Delaware county in which Newco's registered office is located, and the filing of appropriate documents with the relevant authorities of other states in which Acquirer is qualified to do business, if any, and (b) such filings as may be required to comply with federal and state securities laws.

                3.2.3 This Agreement and the Acquirer Ancillary Agreements are, or when executed by Acquirer will be, valid and binding obligations of Acquirer enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the California and Delaware Secretaries of State.

          3.3   Capitalization.  As of April 26, 1999, the capitalization of the
                --------------
Company consisted of the following:

                (a)     Preferred Stock.  A total of 30,040,000 authorized
                        ---------------
shares of preferred stock, consisting of 19,840,000 shares designated as Series B Preferred Stock, of which 18,596,631 shares are issued and outstanding (convertible into 6,198,876 shares of common stock), 2,050,000 shares designated as Series C Preferred Stock, all of which are issued and outstanding (convertible into 683,334 shares of common stock), 1,300,000 shares designated Series D Preferred Stock, of which 1,242,287 shares are issued and outstanding, and 6,850,000 shares designated Series E Preferred Stock, of which 6,521,006 shares are issued and outstanding.

                (b)     Common Stock.  A total of 28,000,000 authorized shares
                        ------------
of Common Stock, of which 4,648,044 shares are issued and outstanding.

                (c)     Options and Warrants.  A total of 2,754,967 shares
                        --------------------
consisting of (i) 58,336 shares of Common Stock issuable under certain warrants
(ii) up to 410,084 shares of Common Stock subject to outstanding options under the Company's 1997 Stock Option Plan and (iii) 2,301,639 shares of Common Stock subject to outstanding options under the Company's 1998 Equity Incentive Plan.

          3.4   No Violation of Existing Agreements.  Neither the execution and
                -----------------------------------
delivery of this Agreement nor any Acquirer Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of Acquirer, as currently in effect, (b) in any material respect, any material instrument or contract to which Acquirer is a party or by which Acquirer is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Acquirer or its assets or properties.

          3.5   Litigation. There is no action, proceeding, claim or, to
                ----------
Acquirer's knowledge, investigation, pending against Acquirer before any court or administrative agency that if determined adversely to Acquirer may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Acquirer, nor, to Acquirer's knowledge, has any such action, proceeding, claim or investigation been threatened.

          3.6   Acquirer Financial Statements.  Acquirer has delivered to Target
                -----------------------------
Acquirer's balance sheet as of March 31, 1999 and income statement and statement of cash flows for the quarter then ended (collectively the "Acquirer Financial Statements"). The Acquirer Financial Statements (a) are in accordance with the books and records of Target, (b) have been prepared in good faith and fairly present the financial condition of Acquirer at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Acquirer has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Acquirer Financial Statements, except for those that (i) may have been incurred after the date of the Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively or (ii) are not required to be reflected in financial statements in accordance with generally accepted accounting principles.

          3.7   Absence of Certain Changes.  Since the date of the Acquirer
                --------------------------
Financial Statements, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of Acquirer which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon.

          3.8   Corporate Documents.  Acquirer has made available to Target
                -------------------
copies of (a) Acquirer's Articles of Incorporation and Bylaws as currently in effect and (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof.

          3.9   No Brokers.  Acquirer is not obligated for the payment of fees
                ----------
or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

          3.10  Intellectual Property.  Acquirer owns or has the right to use,
                ---------------------
or after the Effective Time will own or have the right to use, all Intellectual Property Rights (as defined below) required for the conduct of its business as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Acquirer IP Rights") and Acquirer's rights to use, sell or license the Acquirer IP Rights are reasonably sufficient for the conduct of such business. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Acquirer IP Right (the "Acquirer IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Acquirer IP Right or materially impair the right of Acquirer or any Subsidiaries to use, sell or license any Acquirer IP Right or portion thereof. Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Acquirer or any of the Acquirer Subsidiaries or currently under development by Acquirer or any of the Acquirer Subsidiaries violates any license or agreement between Acquirer or any of the Acquirer Subsidiaries and any third party or infringes any Intellectual Property Right of any other party; and, to Acquirer's best knowledge, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Acquirer IP Right nor is there any basis for any such claim, nor has Acquirer received any notice asserting that any Acquirer IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Acquirer, is there any basis for any such assertion. Acquirer has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Acquirer IP Rights. All officers, employees and consultants of Acquirer and each Subsidiary have executed and delivered to Acquirer or the Subsidiary an agreement regarding the protection of proprietary information and the assignment to Acquirer or the Subsidiary of all Intellectual Property Rights arising from the services performed for Acquirer or the Subsidiary by such persons.

          3.11  Compliance with Laws.  Acquirer has complied, or prior to the
                --------------------
Closing Date will have complied, and is or will be at the Closing Date in full compliance, with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (except to the extent failure of Acquirer to comply with any of the foregoing would not have a material adverse effect on its assets, properties, or business as presently conducted) including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment, employment practices, wages, hours, and terms and conditions of employment and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. Each of Acquirer and the Subsidiaries has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business, except to the extent failure to obtain any such permit of approval, or to make any such filings, would not, individually or in the aggregate, have a material adverse affect on Acquirer's assets, properties, or business as presently conducted. There are no legal or administrative proceedings or investigations pending or, to the best of Acquirer's knowledge, threatened, that, if enacted or determined adversely to Acquirer or any Subsidiary, would result in any adverse change in the present or future operations or financial condition thereof.

          3.12  Disclosure.  Neither this Agreement, its exhibits and schedules,
                ----------
nor any of the certificates or documents to be delivered by Acquirer to Target under this Agreement, taken together, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

          3.13  Information Supplied.  None of the information supplied or to be
                --------------------
supplied by Acquirer for inclusion in the Permit Application, or any Notice Materials, at the date such information is supplied and at the time of the statement soliciting written consent of the shareholders approving the Merger is solicited or received, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Permit Application, at the time the Permit is issued, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.14  Employee Matters.  Acquirer believes that it has good employee
                ----------------
relations, and to the best knowledge of Acquirer, no key employee or consultant of Acquirer intends to terminate his or her employment or consulting relationship with Acquirer.

     4.   TARGET PRECLOSING COVENANTS

          During the period from the date of this Agreement until the Effective Time, Target covenants and agrees as follows:

          4.1   Advice of Changes.  Target will promptly advise Acquirer in
                -----------------
writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Target's business, results of operations or financial condition. To ensure compliance with this Section 4.1, Target shall deliver to Acquirer within fifteen (15) days after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in good faith in the ordinary course of business, in accordance with

Target's books and records and shall fairly present the financial position of Target as of their respective dates and the results of Target's operations for the periods then ended.

          4.2   Maintenance of Business.  Target will use its commercially
                -----------------------
reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Target becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of Acquirer in writing and, if requested by Acquirer, will exert its best efforts to restore the relationship.

          4.3   Conduct of Business.  Target will continue to conduct its
                -------------------
business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of the President of
Acquirer:

                (a)     borrow any money;

                (b) enter into any transaction not in the ordinary course of business;

                (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

                (d) dispose of any of its assets except in the ordinary course of business consistent with past practice;

                (e) enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

                (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

                (g) pay any bonus, increased salary or special remuneration to any officer, employee or consultant or enter into any new employment or consulting agreement with any such person, except for the proposed bonuses described in Section 4.3(g) of the Schedule of Exceptions and the acceleration of certain options to purchase Target common stock;

                (h)     change accounting methods;

                (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

                (k) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts;

                (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

                (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

                (n) issue or sell any shares of its capital stock of any class (except upon the exercise of an option currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or amend the terms, accelerate the vesting, of any outstanding option or other security (other than to accelerate the vesting of and/or to provide for the termination of currently outstanding options);

                (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                (p) merge, consolidate or reorganize with, or acquire any entity;

                (q)     amend its Articles of Incorporation or Bylaws;

                (r) license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

                (s) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Acquirer for its review prior to filing;

                (t) change any insurance coverage or issue any certificates of insurance; or

                (u) agree to do, or permit any Subsidiary to do or agree to do, any of the things described in the preceding clauses 4.3(a) through 4.3(t).

          4.4   Preparation of Permit Application.  As promptly as practicable
                ---------------------------------
after the date hereof, Target shall provide such assistance and information as Acquirer reasonably requests to enable Acquirer to prepare and file with the Commissioner the Permit Application and any other documents required by the California Securities Law of 1968, as amended in connection with the Merger. Each of Acquirer and Target shall use its best efforts to have the Permit Application declared effective under the California Securities Law, as amended as promptly as practicable after such filing.

          4.5   Shareholder Approval.  Target will solicit and receive the
                --------------------
written consent of the shareholders approving this Agreement, the Merger and related matters which approval will be recommended by Target's Board of Directors and management. Such written consent will be solicited and completed in compliance with applicable law. Concurrently with the execution of this Agreement, Target will cause the Principal Shareholder to, and Principal Shareholder shall, execute a voting agreement in the form of Exhibit 4.4
                                                             -----------
agreeing to vote in favor of the Merger.

          4.6   Shareholder Notice of Materials.  Target will send to its
                -------------------------------
shareholders in a timely manner, for the purpose of considering and voting upon the Merger, the Notice Materials. Target will promptly provide all information relating to its business or operations necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws. Target shall be solely responsible for any statement, information or omission in the Notice Materials relating to it or its affiliates based upon written information furnished by it.

          4.7   Regulatory Approvals.  Target will execute and file, or join in
                --------------------
the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Target will use its best efforts to obtain all such authorizations, approvals and consents.

          4.8   Necessary Consents.  Target will use its best efforts to obtain
                ------------------
such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.4 to allow the consummation of the transactions contemplated hereby and to allow Acquirer to carry on Target's business after the Closing.

          4.9   Litigation.  Target will notify Acquirer in writing promptly
                ----------
after learning of any actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it or any Subsidiary, or known by it to be threatened against it or any Subsidiary.

          4.10  No Other Negotiations.  From the date hereof until the earlier
                ---------------------
of termination of this Agreement or consummation of the Merger, Target will not, and will not authorize or permit any officer, director, employee or affiliate of Target, or any other person, on its behalf to, directly or indirectly: (i) solicit, initiate, facilitate, encourage or induce the making, submission or announcement of, any offer, or any effort or attempt concerning any Alternative Transaction or take any action that could reasonably be expected to lead to an Alternative Transaction; (ii) furnish any information regarding Target to any person or entity in connection with or in response to any Alternative Transaction or potential Alternative Transaction or any proposal for an Alternative Transaction, except information furnished in response to a wholly unsolicited offer; or (iii) enter into any letter of intent or other similar document or any written, oral or other agreement, contract or legally binding commitment contemplating or otherwise relating to any Alternative Transaction. Target will promptly notify Acquirer orally and in writing of any such inquiries or proposals. For the purpose of this Section 4.10, "Alternative Transaction" shall mean (A) any extraordinary corporate transaction, such as a merger, consolidation, tender offer or other business combination involving Target or any subsidiary of Target with any person other than Acquirer; (B) any sale, lease or transfer of a material amount of assets of Target or any subsidiary of Target (other than in the ordinary course of business) to any person other than Acquirer; (C) any registered public offering of Target's capital stock pursuant to a registration statement filed under the 1933 Act.

          4.11  Access to Information.  Until the Closing, Target will allow
                ---------------------
Acquirer and its agents reasonable access to the files, books, records and offices of Target and each Subsidiary, including, without limitation, any and all information relating to Target's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, but excluding source code, programmer's notes and the like. Target will cause its accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

          4.12  Satisfaction of Conditions Precedent.  Target will use its best
                ------------------------------------
efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Target will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          4.14  Target Dissenting Shares.  As promptly as practicable after the
                ------------------------
date of the written consent of Target's shareholders and prior to the Closing Date, Target shall furnish Acquirer with the name and address of each Target Dissenting Shareholder and the number of Target Dissenting Shares owned by such Target Dissenting Shareholder.

          4.15  Blue Sky Laws.  Target shall use its best efforts to assist
                -------------
Acquirer to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

     5.   ACQUIRER PRECLOSING COVENANTS

          During the period from the date of this Agreement until the Effective Time, Acquirer covenants and agrees as follows:

          5.1   Advice of Changes.  Acquirer will promptly advise Target in
                -----------------
writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Acquirer contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Acquirer's business, results of operations or financial condition. To ensure compliance with this Section 4.1, Acquirer shall deliver to Target within twenty (20) days after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in good faith in the ordinary course of business, in accordance with Acquirer's books and records and shall fairly present the financial position of Acquirer as of their respective dates and the results of Acquirer's operations for the periods then ended. In addition, Acquirer will notify Target of any matter requiring notice to, or approval by, its shareholders at the same time and in the same manner that Acquirer so notifies its shareholders.

          5.2   Regulatory Approvals.  Acquirer will execute and file, or join
                --------------------
in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Target may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Acquirer will use its best efforts to obtain all such authorizations, approvals and consents.

          5.3   Satisfaction of Conditions Precedent.  Acquirer will use its
                ------------------------------------
best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Acquirer will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          5.4   Preparation of Permit Application.  As promptly as practicable
                ---------------------------------
after the date hereof, Acquirer, with Target's assistance, shall prepare and file with the Commissioner the Permit Application and any other documents required by the California Securities Law of 1968, as amended in connection with the Merger. Acquirer, with Target's assistance, shall use its best efforts to have the Permit Application declared effective under the California Securities Law, as amended as promptly as practicable after such filing.

          5.5   Blue Sky Laws.  Acquirer shall take such steps as may be
                -------------
necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

     6.   CLOSING MATTERS

          6.1   The Closing.
                -----------

                (a)     Subject to termination of this Agreement as provided in
Section 9 below, the Closing will take place at the offices of Fenwick & West, Two Palo Alto Square, Palo Alto, California 94306 at 1:30 p.m., Pacific Daylight Time on ________ ___, 1999, or, if all conditions to closing have not been satisfied or waived by such date, such other place, time and date as Target and Acquirer may mutually select (the "Closing Date"). Concurrently with the Closing, the Agreement of Merger will be filed in the office of the California and Delaware Secretaries of State. The Agreement of Merger provides that the Merger shall become effective upon filing.

                (b) Acquirer will deliver to Acquirer's counsel for distribution and execution at or after the Effective Time in accordance with this Section 6: (i) a check in an amount equal to the aggregate cash proceeds to be paid to Target's shareholders by Acquirer pursuant by to Sections 1.1.1; and 1.2 and (ii) instructions to acquirer's counsel to issue the shares of Acquirer Common Stock and cash amounts in accordance with Section 1.

          6.2   Exchange of Certificates.
                ------------------------

                6.2.1 As of the Effective Time, each share of Target Stock that is outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from Acquirer the Applicable Fraction of a share of Acquirer Common Stock and the Per Share Cash Amount determined as set forth in Section 1.1.1, subject to Sections 1.1.2, 1.1.3 and 1.2.

                6.2.2 As soon as practicable after the Effective Time, each holder of shares of Target Stock that are not Dissenting Shares will surrender the certificate(s) for such shares (the "Target Certificates"), duly endorsed as requested by Acquirer, to Acquirer for cancellation. Promptly after the Effective Time and receipt of such Target Certificates, Acquirer will issue to each tendering holder a certificate (with legends in accordance with Section 1.6) for the number of shares of Acquirer Common Stock to which such holder is entitled pursuant to Section 1.1.1 hereof, and distribute any cash payable under
Section 1.1.1 and 1.2.

                6.2.3 No dividends or distributions payable to holders of record of Acquirer Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Target Certificate(s) until the holder of the Target Certificate(s) surrenders such Target Certificate(s). Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Target Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to Acquirer Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

                6.2.4 All cash and shares of Acquirer Common Stock delivered upon the surrender of Target Stock in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Target Stock. There will be no further registration of transfers on the stock transfer books of Target or its transfer agent of the Target Stock. If, after the Effective Time, Target Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 6.2.

                6.2.5 Until certificates representing Target Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence (a) ownership of the number of shares of Acquirer Stock into which the Target Stock will have been converted and (b) the right to receive cash determined as set forth in Section
1.1.1 and 1.2. Notwithstanding anything herein to the contrary, any Target Certificate that is not properly submitted to Acquirer for exchange and cancellation within three (3) years after the Effective Time shall no longer evidence ownership of, or any right to receive, shares of Acquirer Common Stock and all rights of the holder of such Target Certificate, including the right to receive shares and the right to receive cash, previously evidenced thereby, shall lapse.

     7.   CONDITIONS TO OBLIGATIONS OF TARGET

          Target's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Target, but only in a writing signed by Target):

          7.1   Accuracy of Representations and Warranties.  The representations
                ------------------------------------------
and warranties of Acquirer set forth in Section 3 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Target shall receive a certificate to such effect executed by Acquirer's President and Chief Financial Officer.

          7.2   Covenants.  Acquirer shall have performed and complied in all
                ---------
material respects with all of its covenants contained in Section 5 on or before the Closing, and Target shall receive a certificate to such effect signed by Acquirer's President and Chief Financial Officer.

          7.3   Absence of Material Adverse Change.  There shall not have been,
                ----------------------------------
in the reasonable judgment of the Board of Directors of Target, any material adverse change in the business or financial condition of Acquirer.

          7.4   Compliance with Law.  There shall be no order, decree, or ruling
                -------------------
by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

          7.5   Government Consents.  There shall have been obtained at or prior
                -------------------
to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

          7.6   Permit.  The Commissioner shall have issued the Permit pursuant
                ------
to the Permit Application with respect to the issuance of Acquirer Stock in the Merger.

          7.7   Opinion of Acquirer's Counsel.  Target shall have received from
                -----------------------------
counsel to Acquirer, an opinion substantially in the form of Exhibit 7.7.
                                                             -----------

          7.8   Shareholder Approval.  The principal terms of this Agreement and
                --------------------
the Agreement of Merger shall have been approved and adopted by Target Shareholders, as required by applicable law and Target's Articles of Incorporation and Bylaws.

          7.9   Satisfactory Form of Legal and Accounting Matters.  The form,
                -------------------------------------------------
scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to Target's counsel.

     8.   CONDITIONS TO OBLIGATIONS OF ACQUIRER

          The obligations of Acquirer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer, but only in a writing signed by Acquirer):

          8.1   Accuracy of Representations and Warranties.  The representations
                ------------------------------------------
and warranties of Target set forth in Section 2 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Acquirer shall receive a certificate to such effect executed by Target's President and Chief Financial Officer.

          8.2   Covenants.  Target shall have performed and complied in all
                ---------
material respects with all of its covenants contained in Section 4 on or before the Closing, and Acquirer shall receive a certificate to such effect signed by Target's President and Chief Financial officer.

          8.3   Absence of Material Adverse Change.  There shall not have been,
                ----------------------------------
in the reasonable judgment of the Board of Directors of Acquirer, any material adverse change in the business or financial condition of Target.

          8.4   Compliance with Law.  There shall be no order, decree, or ruling
                -------------------
by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

          8.5   Government Consents.  There shall have been obtained at or prior
                -------------------
to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

          8.6   Opinion of Target's Counsel.  Acquirer shall have received from
                ---------------------------
counsel to Target, an opinion substantially in the form of Exhibit 8.6.
                                                           -----------

          8.7   Consents.  Acquirer shall have received duly executed copies of
                --------
all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Target Schedule of Exceptions or reasonably deemed necessary by Acquirer's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Target and for Acquirer to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Acquirer, except for such thereof as Acquirer and Target shall have agreed shall not be obtained.

          8.8   No Litigation.  No litigation or proceeding shall be threatened
                -------------
or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Target.

          8.9   Requisite Approvals.  The principal terms of this Agreement and
                -------------------
the Agreement of Merger shall have been approved and adopted by Target shareholders, as required by applicable law and Target's Articles of Incorporation and Bylaws, and by Target's Board of Directors. In addition, the principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by Acquirer's Board of Directors.

          8.10  Dissenting Shares.  In order that the Dissenting Shares shall
                -----------------
not constitute more than 5% of the total number of shares of Target Stock outstanding immediately prior to the Effective Time, at least 95% of the Target shareholders shall have voted in favor of this Agreement, the Merger and related matters at a meeting of Target shareholders or given written consent of this Agreement, the Merger and related matters as contemplated by Section 4.5.

          8.11  Employment and Non-Competition.  Acquirer shall have received
                ------------------------------
executed copies of (a) Employment and Non-Competition Agreements executed by Acquirer and Arimilli V. Rao, Ravi Bhavanasi and Rajiv Dulepet in substantially the form of Exhibit 8.11(a) and (b) Consulting and Non-Competition Agreements in
            ---------------
substantially the form of Exhibit 8.11(b) executed by acquiror and Prashant
                          ---------------
Sawant and Nikhil Junankar.

          8.12  Employee Retention.  None of the individuals named in Section
                ------------------
8.11, nor any more than five (5) other employees shall have indicated to the Target, Principal Shareholder or Acquirer that they intend to leave the employ of Target or Acquirer or intend not to accept employment with Acquirer following the Merger.

          8.13  Permit.  The Commissioner shall have issued the Permit pursuant
                ------
to the Permit Application with respect to the issuance of Acquirer Stock in the Merger.

          8.14  Termination of Rights.  All registration rights, rights of first
                ---------------------
refusal, rights to any liquidation preference, or redemption rights of any Target shareholder shall have been terminated or waived as of and subject to the Closing.

          8.15  FIRPTA.  Acquirer, as agent for the shareholders of Target,
                ------
shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance satisfactory to Acquirer, which states that shares of Target Stock do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquirer's obligations under Treasury Regulation Section 1.14452(c)(3).

          8.16  Resignation of Directors.  The directors of Target in office
                ------------------------
immediately prior to the Effective Time of the Merger shall have resigned as directors of the Surviving Corporation effective as of, and subject to, the Effective Time of the Merger.

          8.17  Satisfactory Form of Legal and Accounting Matters.  The form,
                -------------------------------------------------
scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to Acquirer's counsel.

          8.18  Termination of Target's Stock Option Plan.  Target's 1998 Stock
                -----------------------------------------
Option Plan and any other plan or agreement pursuant to which options to purchase Target's capital stock have been, or may be, granted to directors, officers, employees or consultants of Target and all options outstanding thereunder shall have been terminated, or caused to be terminated, by Target with no expense or liability related thereto for Target or Acquirer.

          8.19  Repayment of Loans.  All loans or other indebtedness of Target
                ------------------
to shareholders, directors or officers of Target shall have been paid in full by Target.

          8.20  Independent Contractors.  Target shall have amended existing, or
                -----------------------
entered into new, agreements with the entities from which it receives the services of consultants that provide that all Intellectual Property Rights associated with the work performed by such consultants is owned by Target to the extent that such ownership is necessary for the conduct of its business as presently conducted.

     9.   TERMINATION OF AGREEMENT

          9.1   Termination.
                -----------

                9.1.1 This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

                9.1.2 Acquirer and/or Target may terminate this Agreement if all conditions to the Closing have not been satisfied or waived on or before July 9, 1999; provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any party if such breach of any representation, warranty or agreement contained in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date. Notwithstanding the foregoing, the parties hereto may mutually agree in writing to extend the termination date set forth in the preceding sentence.

                9.1.3 Either party may terminate this Agreement by written notice to the other party if such other party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement and such breaching party fails to cure such material breach within ten (10) days of written notice of such material breach from the non-breaching party.

          9.2   No Liability.  Any termination of this Agreement pursuant to
                ------------
this Section 9 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in Section 11.16, which will survive termination of this Agreement; provided, however, that nothing herein will limit the obligation of Target and Acquirer to use their best efforts to cause the Merger to be consummated, as set forth in Sections
4.12 and 5.3 hereof, respectively; and provided further that, following any termination of this agreement pursuant to Section 9.1.2 and 9.1.3, the parties hereto will continue to be liable for breaches of this Agreement prior to such termination and will continue to perform their respective obligations under
Section 11.16, but will not continue to perform their other covenants under this Agreement.

     10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

          10.1  Survival of Representations.  All representations, warranties
                ---------------------------
and covenants of Acquirer contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). Unless otherwise specified herein, all representations, warranties and covenants of Target will survive the Effective Time and will continue until twelve months from the Closing Date.

          10.2  Agreement to Indemnify.  Subject to the limitations set forth in
                ----------------------
this Section 10 and the effectiveness of the Merger, Principal Shareholder will indemnify and hold harmless Acquirer and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquirer within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter referred to as "Damages") arising out of any breach of any of the representations, warranties and covenants given or made by Target in this Agreement or any certificate, document or instrument delivered by or on behalf of Target pursuant hereto.

          Except for intentional fraud or willful misconduct: (i) Principal Shareholder's liability under this Agreement shall be limited to a maximum of $100,000 and (ii) the remedies set forth in this Section 10.2 shall be the exclusive remedies of Acquirer and the other Indemnified Persons hereunder against Principal Shareholder. The indemnification provided for in this Section
10.2 shall (except in cases of fraud or willful misconduct) apply only to the extent that the aggregate Damages for which one or more Indemnified Persons seeks indemnification exceeds $50,000.

     11.  MISCELLANEOUS

          11.1  Governing Law. The validity of this Agreement, the construction
                -------------
of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto will be governed by and construed in accordance with the internal laws of the State of California, excluding that body of laws pertaining to conflict of laws.

          11.2  Assignment; Binding Upon Successors and Assigns. No party hereto
                -----------------------------------------------
may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          11.3  Severability. If any provision of this Agreement, or the
                ------------
application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          11.4  Counterparts. This Agreement may be executed in counterparts,
                ------------
each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

          11.5  Other Remedies.  Except as otherwise provided herein, any and
                --------------
all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

          11.6  Amendment and Waiver.  Any term or provision of this Agreement
                --------------------
may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements will in no way affect the right to require such performance or compliance at any time thereafter. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Target shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Target shareholders without obtaining such further approval.

          11.7  Expenses. If the Merger is consummated, Acquirer will bear such
                --------
Target expenses and legal fees to the extent that such expenses and fees do not exceed $25,000. Target expenses and legal fees exceeding $25,000 will be paid by Principle Shareholder.

          11.8  Attorneys' Fees.  Should suit be brought to enforce or
                ---------------
interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

          11.9  Notices. Any and all notices required or permitted to be given
                -------
to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; or (iii) three (3) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below, or at such other address as such other party may designate by ten (10) days advance written notice to the other parties hereto.

(i)  If to Acquirer:                  (i)   If to Target:
     --------------                         ------------

     Optical Networks, Incorporated         Object-Mart, Inc.
     166-B Baypointe Parkway                12 South First Street
     San Jose, California 95134-1621        Suite 501
     Attention: President                   San Jose, CA 95113
                                            Attention: President

     with copy to:                          with copy to:

     Fenwick & West LLP                     Thoits, Love, Hershberger & McLean
     Two Palo Alto Square                   245 Lytton Avenue, Suite 300
     Palo Alto, California 94306            Palo Alto, CA 94301
     Attention: Richard L. Dickson,         Attention: Terrence P. Conner, Esq.
     Esq.
                                      (iii) If to Principal Shareholder:
                                            ---------------------------

                                            Arimilli V. Rao
                                            202 Raccoon Court
                                            Fremont, CA 94539
                                            Attention: President

                                            with copy to:

                                            Thoits, Love, Hershberger & McLean
                                            245 Lytton Avenue, Suite 300
                                            Palo Alto, CA 94301

                                            Attention: Terrence P. Conner, Esq.

          11.10  Construction of Agreement; Title. This Agreement has been
                 --------------------------------
negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against any party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word "or" is used in the inclusive sense.

          11.11  No Joint Venture. Nothing contained in this Agreement will be
                 ----------------
deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other.

No party will hold itself out as having any authority or relationship in contravention of this Section.

          11.12  Further Assurances. Each party agrees to cooperate fully with
                 ------------------
the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          11.13  Absence of Third Party Beneficiary Rights. No provisions of
                 -----------------------------------------
this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, employee, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement; provided that Acquirer acknowledges that Target's shareholders may rely on the representations, warranties and covenants of Acquirer contained herein in connection with their decision to approve the Merger; provided further that Acquirer's total liability to such shareholders under this Agreement shall not exceed a maximum of $100,000.

          11.14  Public Announcement. Upon execution of this Agreement, Acquirer
                 -------------------
and Target will issue a press release approved by each of them announcing the Merger, which approval shall not be unreasonably withheld. Thereafter, Acquirer may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules, subject to Target's approval of the content thereof, which approval shall not be unreasonably withheld.

          11.15  Confidentiality. Target and Acquirer each recognize that they
                 ---------------
have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Acquirer and Target each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, or that the recipient knows or should know to be confidential to the disclosing party; and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

          11.16  Entire Agreement. This Agreement and the exhibits hereto
                 ----------------
constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings inducements or conditions, express or implied, written or oral, between the parties with respect hereto, including the Letter of Intent dated May 6, 1999, other than the Nondisclosure and Agreement between Target and Acquirer dated ____________, 199_. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

ACQUIRER:                                      Target:

Optical Networks, Incorporated                 Object-Mart, Inc.

By: /s/ Hugh C. Martin                         By: /s/ Arimilli V. Rao
   ---------------------------                    ----------------------------
Name: Hugh C. Martin                           Name: V. Arimilli
     -------------------------                      --------------------------
Title: President & CEO                         Title: President
      ------------------------                       -------------------------

PRINCIPAL STOCKHOLDER:

/s/ Arimilli V. Rao
------------------------------
Arimilli V. Rao, individually